Exhibit 10.41

THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS FOR U.S. SECTION 16 OFFICERS

1. Pursuant to The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to Devin B. McGranahan (“Employee”) an award of Restricted Stock Units (the “Units”), in the amount specified in Employee’s Award Notice (which forms part of this Agreement) as of the Grant Date specified in Employee’s Award Notice, related to shares of Common Stock (“Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2. Each Unit shall provide for the issuance and transfer to Employee of one Share upon lapse of the restrictions set forth in paragraph 3 below. Upon issuance and transfer of Shares to Employee following the Restriction Period (as defined herein), Employee shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.
Subject to the other provisions of this Agreement and the terms of the Plan, the restrictions on the Units shall lapse and the Shares subject to the Units shall be issued and transferred to Employee as set forth below:
a.
On August 1, 2022, restrictions on fifty percent (50%) of the total number of Units granted to Employee on the Grant Date shall lapse and the Shares subject to such Units shall be transferred to Employee.
b.
On February 1, 2023, (the date of “Full Vesting” of this Award), restrictions on the remaining fifty percent (50%) of the Units granted to Employee on the Grant Date shall lapse (for a cumulative total of 100% of the Units) and the Shares subject to such Units shall be transferred to Employee.

Effective on and after the dates on which the restrictions lapse, subject to applicable laws and Company policies, Employee may hold, assign, pledge, sell, or transfer the Shares transferred to Employee in Employee’s discretion. The period in which the Units may be forfeited by Employee is defined as the “Restriction Period.”

Notwithstanding the foregoing provisions in this paragraph 3, Employee will forfeit all rights to the Units unless Employee accepts these Terms and Conditions either through electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions on or before the 90th day following the Grant Date. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 7001 E. Belleview Avenue, HQ 13, Denver, Colorado 80237. In addition, notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, Employee must execute and return to the Company or accept electronically a restrictive covenant agreement (and any exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement on or before the 90th day following the Grant Date will cause the Units to be forfeited and cancelled by the Company without any payment to Employee.

Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Subject to paragraph 18 of this Agreement, any Units that vest in accordance with paragraphs 3, 7 or 9 will be settled as soon as administratively practicable after vesting (i.e., upon lapse of the restrictions on the Units), but in no event later than 60 days after vesting. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to

Employee (or Employee’s estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4. Subject to the last sentence of this paragraph, Employee may elect to satisfy Employee’s obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) incurred in connection with the Award by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole Shares which would otherwise be delivered to Employee having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Employee, equal to the amount necessary to satisfy any such obligation, (4) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Employee has submitted an irrevocable notice of sale, or (5) any combination of (1) and (2). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (1)-(5) for any employee who is not an “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

Employee acknowledges that the ultimate liability for all Required Tax Payments legally due by Employee is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company and/or Employee’s employer (the “Employer”). Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the conversion of the Units into Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate Employee’s tax liability.

To avoid negative accounting treatment, the Company may withhold or account for Required Tax Payments by considering applicable minimum statutory withholding rates. If the obligation for Required Tax Payments is satisfied by withholding in Shares, for tax purposes, Employee is deemed to have been issued the full number of Shares due to Employee at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Required Tax Payments due as a result of any aspect of Employee’s participation in the Plan. Finally, Employee shall pay to the Company or the Employer any amount of Required Tax Payments that the Company or the Employer may be required to withhold as a result of Employee’s receipt of the Units, the vesting of the Units, or the conversion of the vested Units to Shares that cannot be satisfied by the means previously described. The Company may refuse to issue Shares to Employee if Employee fails to comply with Employee’s obligations in connection with the Required Tax Payments as described herein.

5. The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Employee or anyone claiming under or through Employee attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6. Employee shall forfeit Employee’s right to any unvested Units if Employee’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the Restriction Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7. If Employee’s employment with the Company or a Subsidiary or Affiliate terminates (i) involuntarily by the Company and without Cause or (ii) by the Employee for Good Reason (each, as defined under the Company’s Severance/Change in Control Policy (Executive Committee Level)), subject to Employee’s timely execution of an agreement and release in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims, the Units shall vest and be settled effective on Employee’s termination date.

If Employee’s employment with the Company or a Subsidiary or Affiliate terminates by reason of death or by the Company due to Disability during the Restriction Period, Employee shall immediately vest, as of the date of such termination of employment, in any then-unvested Units.

8. During the Restriction Period, Employee (and any person succeeding to Employee’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to exercise voting or other shareholder rights with respect to such Shares, except that Employee shall be entitled to receive dividend equivalents related to the Units equal in amount to the dividends declared, prior to settlement of the Units, on the Shares underlying the Units. Dividend equivalent amounts shall be payable with respect to the number of Units that vest pursuant to the terms of this Agreement and shall be paid or distributed in cash at the same time the Shares underlying the vested Units are distributed to Employee in accordance with this Agreement.

9. In the event of a Change in Control prior to the expiration of the Restriction Period in which the Units are not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board as constituted prior to the Change in Control, with appropriate adjustments to the number and kind of shares, that preserve the value of the shares subject to the Units and other material terms and conditions of the outstanding award as in effect immediately prior to the Change in Control), then, any remaining restrictions applicable to the Units shall immediately lapse and the Units shall vest effective on the date of the Change of Control.

10. The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Employee under this Agreement without Employee’s written consent.

11. Any action taken or decision made by the Company, the Board, or the Committee or their delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within their sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Employee and all persons claiming under or through Employee. By accepting this grant of Units or other benefit under the Plan, Employee and each person claiming under or through Employee shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or their delegates.

12. This grant of Units is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Employee in future years.

13. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or Employee’s acquisition or sale of the Shares underlying the Units. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14. The validity, construction, interpretation, administration and effect of these Terms and Conditions and the Plan and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the grant of the Units or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Denver County, or the federal courts for the United States for the District of Colorado, and no other courts where this grant is made and/or to be performed.

15. The Company may, in its sole discretion, decide to deliver any documents related to the Units and to participation in the Plan or related to future Units that may be granted under the Plan by electronic means or to request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

16. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

17. Employee acknowledges receipt of a copy of The Western Union Company Clawback and Forfeiture Policy (the “Clawback Policy”). Notwithstanding anything in the Agreement to the contrary, this Award, and any related payments, are subject to the provisions of the Clawback Policy and any modification to such policy or any other clawback policy of the Company adopted to comply with applicable laws, rules, regulations or governmental orders or judgments.

18. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each settlement hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent any amounts under this Agreement are payable by reference to Employee’s “termination of employment,” such term shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Employee’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Employee’s death. To the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and (ii) such payment is conditioned upon Employee’s execution of a release and is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years. To the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and (ii) the Change in Control under paragraph 9 is not a “change in control event” within the meaning of Section 409A of the Code or the settlement of the Award upon such Change in Control under paragraph 9 would not be permitted under Section 409A, then the Award shall vest under paragraph 9 and be settled in accordance with the normal vesting schedule applicable to the Award, subject to earlier vesting upon the Employee’s termination of employment or death.

19. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan. The Company further reserves the right to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

On Behalf of The Western Union Company

By: _____________________________

Title: < Name, Title, Signature>

I accept the grant of Units under the terms and conditions set forth in this Agreement.

By: _____________________________

<Participant Name>

Date: <Date>